                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             ASPEC TECHNOLOGY, INC.,
                       ASPEC ACQUISITION FOUR CORPORATION,
                              INBOX SOFTWARE, INC.
                           AND CERTAIN SHAREHOLDERS OF
                              INBOX SOFTWARE, INC.

                                NOVEMBER 17, 1999

                                TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
1.    Certain Definitions...............................................................1

2.    Merger............................................................................3

      2.1      Merger; Effective Time of the Merger.....................................3
      2.2      Closing..................................................................3
      2.3      Effect of the Merger.....................................................3
      2.4      Inbox Stock Options and Convertible Securities...........................3

3.    Effect of Merger on the Capital Stock of Inbox; Exchange of Certificates..........4

      3.1      Exchange of Stock and Cash Consideration.................................4
      3.2      Dissenters' Rights.......................................................5
      3.3      Fractional Shares........................................................5
      3.4      Exchange of Certificates.................................................5
      3.5      Taking Necessary Action; Further Action..................................6

4.    Securities Act Compliance.........................................................6

      4.1      Securities Act Exemption.................................................6
      4.2      Stock Restrictions.......................................................7

5.    Representations and Warranties of Inbox and the Majority Shareholders.............7

      5.1      Organization, Qualification, and Corporate Power.........................7
      5.2      Authorization............................................................7
      5.3      Capitalization...........................................................8
      5.4      Noncontravention.........................................................8
      5.5      Broker's Fees............................................................9
      5.6      Financial Statements.....................................................9
      5.7      Subsidiaries.............................................................9
      5.8      Title to Assets..........................................................9
      5.9      Events Subsequent to Most Recent Fiscal Period End.......................9
      5.10     Undisclosed Liabilities.................................................12
      5.11     Legal Compliance........................................................12
      5.12     Tax Matters.............................................................12
      5.13     Properties..............................................................13
      5.14     Intellectual Property...................................................14
      5.15     Tangible Assets.........................................................15
      5.16     Inventory...............................................................15
      5.17     Contracts...............................................................15
      5.18     Notes and Accounts Receivable...........................................17
      5.19     Power of Attorney.......................................................17
      5.20     Insurance...............................................................17
      5.21     Litigation..............................................................17
      5.22     Product Warranty........................................................18

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
                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                     PAGE
                                                                                     ----
      5.23     Product Liability.......................................................18
      5.24     Employees...............................................................18
      5.25     Employee Benefits.......................................................18
      5.26     Guaranties..............................................................20
      5.27     Environment, Health, and Safety.........................................20
      5.28     Certain Business Relationships With Inbox...............................21
      5.29     No Adverse Developments.................................................22
      5.30     Full Disclosure.........................................................22

6.    Representations and Warranties of Aspec..........................................22

      6.1      Organization, Qualification, and Corporate Power........................22
      6.2      Authorization...........................................................22
      6.3      Capitalization..........................................................23
      6.4      Noncontravention........................................................23
      6.5      SEC Filings.............................................................23
      6.6      Financial Statements....................................................24
      6.7      Litigation..............................................................24
      6.8      No Adverse Developments.................................................24

7.    Pre-Closing Covenants............................................................24

      7.1      General.................................................................24
      7.2      Notices and Consents....................................................24
      7.3      Conduct of Business.....................................................25
      7.4      Preservation of Business................................................25
      7.5      Access to Information...................................................25
      7.6      Notice of Developments..................................................25
      7.7      Exclusivity.............................................................25
      7.8      Break up Loan...........................................................26

8.    Post-Closing Covenants...........................................................27

      8.1      General.................................................................27
      8.2      Litigation Support......................................................27
      8.3      Transition..............................................................27
      8.4      Confidentiality.........................................................27
      8.5      Inbox Employees.........................................................27

9.    Conditions to Obligations........................................................27

      9.1      Conditions to Aspec's Obligation to Close...............................27
      9.2      Conditions to Inbox's Obligation........................................29

10.   Survival of Representations, Warranties and Covenants; Escrow....................29

      10.1     Survival of Representations and Warranties..............................29
      10.2     Escrow Arrangements.....................................................30

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

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                     PAGE
                                                                                     ----
11.   Termination......................................................................35

      11.1     Termination of the Agreement............................................35
      11.2     Effect of Termination...................................................36

12.   Miscellaneous....................................................................36

      12.1     Publicity...............................................................36
      12.2     No Third-Party Beneficiaries............................................36
      12.3     Entire Agreement........................................................36
      12.4     Succession and Assignment...............................................36
      12.5     Counterparts............................................................37
      12.6     Headings................................................................37
      12.7     Notices.................................................................37
      12.8     Governing Law; Dispute Resolution.......................................38
      12.9     Amendments and Waivers..................................................39
      12.10    Severability............................................................39
      12.11    Expenses................................................................39
      12.12    Construction............................................................39
      12.13    Incorporation of Exhibits and Schedules.................................39


      EXHIBITS
      --------
      Exhibit A      Certificate of Merger
      Exhibit B      List of Inbox Shareholders
      Exhibit C      Inbox Disclosure Schedule
      Exhibit D      Aspec Disclosure Schedule
      Exhibit E      Employment Agreement--Anmin Tseng
      Exhibit F      Employment Agreement--Charles Olson
      Exhibit G      Employment Agreement--John Kuta

                      AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization (the "AGREEMENT") is entered into as of November 17, 1999, by and among Aspec Technology, Inc., a Delaware corporation ("ASPEC"), Aspec Acquisition Four Corporation, a California corporation and a wholly-owned subsidiary of Aspec ("MERGER SUB"), Inbox Software, Inc., a California corporation ("INBOX"), Anmin Tseng, John Kuta, and Charles R. Olson (collectively, the "MAJORITY SHAREHOLDERS") and VenCraft, LLC ("PREFERRED SHAREHOLDER"). Aspec, Merger Sub, Inbox and the Majority Shareholders are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

        A. Pursuant to Articles of Merger providing for the merger of Merger Sub with and into Inbox pursuant to the California Business Corporation Act (the "CBCA"), the shares of Common Stock of Inbox, no par value, issued and outstanding immediately prior to the effective time of such merger and all shares of Common Stock of Inbox reserved for outstanding Inbox vested and unvested stock options will be converted into an aggregate of 2,400,000 shares of Aspec Common Stock (the "ASPEC SHARES") and seven million six hundred and forty thousand dollars ($7,640,000) cash ("CASH"), and Inbox will become a wholly-owned subsidiary of Aspec.

        B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the merger of Merger Sub with and into Inbox.

        C. The respective Boards of Directors of Aspec and Inbox have approved and adopted this Agreement.

        NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto do hereby agree as follows:

                                    AGREEMENT

        1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

        "AFFILIATE" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

        "BUSINESS CONDITION" means the business, financial condition, results of operations and assets of such corporate entity.

        "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; and (d) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

        "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

        "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "GROSS NEGLIGENCE" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the consequences of such act or failure.

        "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, drawings, specifications, customer and supplier lists, pricing and cost information, financial information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

        "LOSSES" shall mean any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding to the extent of the amount of such actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses or fees.

        "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Business Condition of the corporate entity and its subsidiaries.

        "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

        "INBOX SHAREHOLDERS" shall mean the shareholders of record of Inbox immediately prior to the Effective Time of the Merger (other than the holders of Dissenting Shares (as defined herein)).

        "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        2. Merger.

                2.1 Merger; Effective Time of the Merger. Subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into Inbox (the "MERGER") in accordance with the CBCA, and, as a result, Inbox will become a wholly-owned subsidiary of Aspec. In accordance with the provisions of this Agreement, Articles of Merger in the form attached hereto as Exhibit A, (the "MERGER AGREEMENT") shall be filed with the California Secretary of State in accordance with the CBCA on the Closing Date (as defined in Section 2.2) and each issued and outstanding share of Common Stock, no par value, of Inbox ("INBOX STOCK") shall be converted into a fraction of a share of Common Stock, $0.001 par value, of Aspec ("ASPEC COMMON STOCK") and cash in the manner contemplated by Section 3. The Merger shall become effective at the time of the filing of the Merger Agreement with the California Secretary of State (the date of such filing being hereinafter referred to as the "EFFECTIVE DATE OF THE MERGER" and the time of such filing being hereinafter referred to as the "EFFECTIVE TIME OF THE MERGER").

                2.2 Closing. The closing of the Merger (the "CLOSING") will take place on November 23, 1999, or as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Section 9 (the "CLOSING DATE"), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050.

                2.3 Effect of the Merger. At the Effective Time of the Merger,
(i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Inbox (Merger Sub and Inbox are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and Inbox after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation, (iii) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of Merger Sub shall be the directors of the Surviving Corporation and (v) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

                2.4 Inbox Stock Options and Convertible Securities. On the Effective Time of the Merger, all outstanding stock options of Inbox which are not exercised prior to Closing shall be converted into Aspec stock options, respectively, with the number of shares and exercise price being converted at the same conversion ratio as the "STOCK EXCHANGE RATIO" set forth in Section
3.1. The
vesting schedule for the new Aspec options shall remain the same as the vesting schedule for the assumed Inbox options.

        3. Effect of Merger on the Capital Stock of Inbox; Exchange of Certificates.

                3.1 Exchange of Stock and Cash Consideration. Each Inbox Shareholder may elect to receive, for each share of Inbox Common Stock held by such shareholder, either (i) shares of Aspec Common Stock and cash as set forth below (the "CASH AND STOCK ELECTION") or (ii) shares of Aspec Common Stock as set forth below (the "STOCK ELECTION"). For those Inbox Shareholders choosing the Cash and Stock Election, as of the Effective Time of the Merger, each share of Inbox Common Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (except as provided for in Section 3.2 below) held by such shareholders or designated by such Inbox Shares as subject to the Cash and Stock Election, shall, by virtue of the Merger and without any action on the part of Inbox Shareholders, be converted into (i) an amount of cash determined by dividing $7,640,000 by the aggregate number of shares of Inbox Common Stock issued and outstanding immediately prior to the Effective Time of the Merger so designated by Inbox Shareholders electing the Cash and Stock Election (the "CASH EXCHANGE RATIO"), and (ii) a number of shares of Aspec Common Stock determined by the following formula:

               (Total Inbox Shares Designated     X     (1.055 - Cash
                    by Cash Shareholders)               Exchange Ratio)
               --------------------------------------------------------
                                                 1.25

where "Total Inbox Shares Designated by Cash Shareholders" equals the aggregate number of shares of Inbox Common Stock issued and outstanding immediately prior to the Effective Time of the Merger designated by Inbox Shareholders selecting the Cash and Stock Election (including any shares issued upon the exercise, conversion or exchange of outstanding Inbox options or Inbox convertible securities and any Dissenting Shares). For those Inbox Shareholders choosing the Stock Election, each share of Inbox Common Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (except as provided for in Section 3.2 below) held by such shareholders, shall, by virtue of the Merger and without any action on the part of Inbox Shareholders, be converted into a number of shares of Aspec Common Stock determined by the following formula:

               (Total Inbox Shares Owned          X      1.055
                 by Stock Shareholders)
               --------------------------------------------------------
                                                 1.25

where "Total Inbox Shares Owned by Stock Shareholders" equals the aggregate number of shares of Inbox Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and all shares of Inbox Common Stock issuable upon exercise, conversion or exchange of outstanding options (vested and unvested), designated by Inbox Shareholders selecting the Stock Election (including any shares issued upon the exercise, conversion or exchange of outstanding Inbox options or Inbox convertible securities and any Dissenting Shares) (the "STOCK EXCHANGE RATIO"). An Inbox Shareholder list showing the shares of Aspec Common Stock and cash to be exchanged for the shares of Inbox Common Stock held by each Inbox Shareholder will be attached as Exhibit B prior to Closing.

                3.2 Dissenters' Rights. If holders of Inbox Common Stock are entitled to dissenters' rights at the Effective Time of the Merger under Section 1300 et seq. of the CBCA, the shares as to which dissenters' rights are available ("DISSENTING SHARES") shall not be converted into Aspec Common Stock on or after the Effective Time of the Merger, but shall instead be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CBCA. Each holder of Dissenting Shares (a "DISSENTING SHAREHOLDER") who, pursuant to the provisions of Section 1300 et seq. of the CBCA, becomes entitled to payment of the value of shares of Inbox Common Stock held by such Dissenting Shareholder shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of the legal obligation, after the Effective Time of the Merger, to deliver shares of Aspec Common Stock to any Dissenting Shareholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Shareholder, the Surviving Corporation shall issue and deliver, upon surrender by such Dissenting Shareholder of his certificate or certificates representing shares of Inbox Common Stock, the shares of Aspec Common Stock to which such Dissenting Shareholder is then entitled under this
Section 3.2 and Section 1300 et seq. of the CBCA. The Surviving Corporation will pay all sums due to holders of Dissenting Shares on account of such shares. To the extent that Aspec or Inbox makes any payment or payments in respect of any Dissenting Shares, Aspec shall be entitled to recover under the terms of Section 10 hereof (by surrender of shares of Aspec Common Stock) (i) the aggregate amount by which such payment or payments exceed the aggregate amount of Aspec Common Stock and cash that otherwise would have been payable in respect of such shares plus (ii) the aggregate fees and expenses (including reasonable attorneys' fees and expenses) incurred by Aspec or the Surviving Corporation in connection with calculating, settling or litigating the amount of, or making, any such payment.

                3.3 Fractional Shares. No fractional shares of Aspec Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of Inbox Common Stock who would otherwise be entitled to receive a fraction of a share of Aspec Common Stock shall receive from Aspec an amount of cash (rounded to the nearest whole cent) equal to the product of the fraction of a share of Aspec Common Stock to which such holder would otherwise be entitled and $1.25. For the purpose of determining fractional shares, all shares of Aspec Common Stock to be issued to any Inbox shareholder shall be aggregated.

                3.4 Exchange of Certificates.

                        (a) Exchange Agent. Prior to the Closing Date, Aspec shall appoint itself or ChaseMellon Shareholder Services, L.L.C. to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

                        (b) Aspec to Provide Aspec Common Stock. Promptly after the Effective Date of the Merger, Aspec shall make available for exchange in accordance with this Section 3, through such reasonable procedures as Aspec may adopt, the shares of Aspec Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Inbox Common Stock.

                        (c) Exchange Procedures. As soon as practicable after the Effective Date of the Merger, Aspec shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date of the Merger represented outstanding shares of Inbox Common Stock (the "CERTIFICATES") whose shares are being converted into shares of Aspec Common Stock pursuant to
Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Aspec may reasonably specify, including appropriate investment representations to be made by each such shareholder) (the "LETTER OF TRANSMITTAL") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for shares of Aspec Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Aspec, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Aspec Common Stock and cash to which the holder of Inbox Common Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Inbox Common Stock. From and after the Effective Date of the Merger, until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of Aspec Common Stock and cash into which the shares of Inbox Common Stock represented by such Certificate have been converted.

                        (d) No Further Ownership Rights in Capital Stock of Inbox. The shares of Aspec Common Stock and cash delivered upon the surrender for exchange of shares of Inbox Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Inbox Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Inbox Common Stock which were outstanding immediately prior to the Effective Date of the Merger. If, after the Effective Date of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4, provided that the presenting holder is listed on Inbox's shareholder list as a holder of Inbox Common Stock.

                3.5 Taking Necessary Action; Further Action. Aspec, Merger Sub, Inbox and the Majority Shareholders shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Inbox, the officers and directors of the Surviving Corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

        4. Securities Act Compliance.

                4.1 Securities Act Exemption. The issuance of the Aspec Common Stock in the Merger shall not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), in reliance upon Section 4(2) and/or Regulation D of the Securities Act.

                4.2 Stock Restrictions. The certificates representing the shares of Aspec Common Stock issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Aspec's transfer agent), stating substantially as follows:

                "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) IN COMPLIANCE WITH RULE 144 OR (III) PURSUANT TO AN OPINION OF COUNSEL FOR ASPEC THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

        5. Representations and Warranties of Inbox and the Majority Shareholders. Inbox and each of the Majority Shareholders severally and not jointly represents and warrants to Aspec and Merger Sub that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the disclosure schedule delivered by Inbox to Aspec on the date hereof (and initialed by Aspec), a copy of which is attached hereto as Exhibit C (referred to herein as the "INBOX DISCLOSURE SCHEDULE"). The Inbox Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

                5.1 Organization, Qualification, and Corporate Power. Inbox is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Inbox is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required, except where the failure to be so qualified and to be in good standing would not have a Material Adverse Effect on Inbox. There is no state, other than California, in which Inbox owns any property or in which it has any employees, offices or operations. Inbox has full corporate power and authority, and has all necessary and material licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 5.1 of the Inbox Disclosure Schedule lists the directors and officers of Inbox. Except as specified in Section 5.1 of the Inbox Disclosure Schedule, the operations now being conducted by Inbox have not been conducted under any other name during the past five (5) years.

                5.2 Authorization. Inbox has full corporate power and authority to execute and deliver this Agreement and the Merger Agreement, and, subject to receipt of the requisite approval of its shareholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of Inbox are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement. This Agreement and the Merger Agreement and the transactions contemplated thereby have been approved (or will be approved prior to the Closing Date) by Inbox's Board of Directors and Shareholders. This Agreement and the Merger Agreement constitute the valid and legally binding obligations of Inbox, enforceable against Inbox in accordance with their respective terms and conditions. Inbox need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement; except that Inbox makes no representation with respect to bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' or secured creditors' rights, including (without limitation) applicable fraudulent transfer laws.

                5.3 Capitalization.

                        (a) Capital Stock. As of the date of this Agreement, the entire authorized capital stock of Inbox consists of 25,000,000 shares of Common Stock, 6,449,153 of which are issued and outstanding, and 2,222,222 shares of Preferred Stock, 2,222,222 of which are issued and outstanding. In addition, options to purchase 1,414,998 shares of Inbox Common Stock are currently outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective shareholders as set forth in Section 5.3(a) of the Inbox Disclosure Schedule. All of the outstanding shares of capital stock have been offered, issued and sold by Inbox in compliance with applicable Federal and state securities laws. As of the Closing Date, the entire authorized capital stock of Inbox shall consist of 25,000,000 shares of Common Stock, 8,671,375 of which shall be issued and outstanding and options to purchase 1,414,998 shares of Inbox Common Stock. All shares of Preferred Stock shall be converted to Common Stock prior to Closing. As of the Closing Date, all of the then issued and outstanding shares of capital stock shall have been duly authorized, shall be validly issued, fully paid, and non-assessable, and shall be held of record by the respective shareholders as set forth in Section 5.3(a) of the Inbox Disclosure Schedule. As of the Closing Date, all of the then outstanding shares of capital stock shall have been offered, issued and sold by Inbox in compliance with applicable Federal and state securities laws.

                        (b) No Other Rights or Agreements. As of the date of this Agreement, Section 5.3(b) of the Inbox Disclosure Schedule lists all of the holders of options, warrants, purchase rights, subscription rights, conversion rights, convertible debentures or other securities, exchange rights and other rights that could require Inbox to issue, sell or otherwise cause to become outstanding any of its capital stock (the "STOCK RIGHTS"), and the number of shares of Inbox Common Stock subject to such Stock Rights. Except as set forth in Section 5.3(b) of the Inbox Disclosure Schedule, there are no other outstanding or authorized Stock Rights. Except as set forth in Section 5.3(b) of the Inbox Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Inbox. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Inbox. As of the Effective Time of the Merger, there will be (i) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Inbox and (ii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Inbox.

                5.4 Noncontravention. Neither the execution and the delivery of this Agreement by Inbox nor the consummation by Inbox of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Inbox is subject or any provision of its Articles of Incorporation or bylaws, or (B) (i) conflict with,
(ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) except as set forth in Section 5.4 of the Inbox Disclosure Schedule, require any notice under, any material agreement, contract, lease, license, instrument, franchise permit or other arrangement to which Inbox is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

                5.5 Broker's Fees. Neither Inbox nor any of the Majority Shareholders has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                5.6 Financial Statements. Section 5.6 of the Inbox Disclosure Schedule contains the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) unaudited balance sheets and statements of income and cash flows as of and for the fiscal year ended December 31, 1998 (the "MOST RECENT FISCAL YEAR END") for Inbox; and (ii) an unaudited balance sheet and statements of income and cash flows (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the fiscal periods ended March 31, 1999, June 30, 1999, and September 30, 1999 (the "MOST RECENT FISCAL PERIOD ENDS") for Inbox. The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Inbox as of such dates and the results of operations of Inbox for such periods; provided, however, that the Most Recent Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments. Except as set forth in Section 5.6 of the Inbox Disclosure Schedule, the books of account of Inbox reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of Inbox required to be reflected therein, in accordance with generally accepted accounting principles consistently applied.

                5.7 Subsidiaries. Inbox has no subsidiaries and has not been a subsidiary of another company.

                5.8 Title to Assets. Inbox has good and marketable title to, or a valid leasehold interest in, the properties and assets (including, without limitation, all Intellectual Property) used by it, located on its premises, or shown on the balance sheet contained within the Most Recent Financial Statements (the "MOST RECENT BALANCE SHEET") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and except as set forth in Section 5.8 of the Inbox Disclosure Schedule. No Person other than Inbox will own at the time of the Closing any assets or properties (other than leasehold interests) currently utilized in or necessary to the operations or business of Inbox or situated on any of the premises of Inbox. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of Inbox (or any interest therein) except for this Agreement, and other than with respect to assets not exceeding $10,000, or properties sold by Inbox in the Ordinary Course of Business.

                5.9 Events Subsequent to Most Recent Fiscal Period End. Except as set forth in Schedule 5.9 of the Inbox Disclosure Schedule, since the Most Recent Fiscal Period End, there has not been any material adverse change in the Business Condition of Inbox. Subject to and without limiting the generality of the foregoing, since that date:

                        (a) Inbox has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

                        (b) except for those agreements, contracts, leases and commitments identified in Section 5.17 of the Inbox Disclosure Schedule, Inbox has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively an "INBOX AGREEMENT") or extended or modified the terms of any Inbox Agreement which (i) involves the payment of greater than $25,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of Inbox other than in the Ordinary Course of Business, (iii) involves the sale of any material assets, (iv) involves any OEM relationship, or (v) involves any license of Inbox's technology;

                        (c) to the knowledge of Inbox, no party (including Inbox) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which Inbox is a party or by which it is bound and Inbox has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

                        (d) none of the assets of Inbox, tangible or intangible, has become subject to any Security Interest;

                        (e) Inbox has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $50,000 in the aggregate of all such capital expenditures;

                        (f) Inbox has not made any capital investment in, or any loan to, any other Person;

                        (g) Inbox has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness, except as provided in Sections 5.6 and 5.10 hereof;

                        (h) Inbox has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                        (i) there has been no change made or authorized in the Articles of Incorporation or bylaws of Inbox;

                        (j) Inbox has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (except upon the conversion, exchange or exercise of any such securities which are described on Section 5.3 of the Inbox Disclosure Schedule) any of its capital stock;

                        (k) Inbox has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock (other than with respect to any Dissenting Shares (as defined herein));

                        (l) Inbox has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $25,000 in the aggregate of all such damage, destruction and losses;

                        (m) Inbox has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

                        (n) Inbox has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $25,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to Inbox than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

                        (o) Inbox has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                        (p) Inbox has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

                        (q) Inbox has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit
Plan);

                        (r) Inbox has not made any other change in employment terms for any of its directors or officers, and Inbox has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

                        (s) Inbox has not suffered any material adverse change or any threat of any material adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or dealers;

                        (t) Inbox has not suffered any material adverse change or any threat of any material adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

                        (u) Inbox has not received notice or had knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

                        (v) Inbox has not changed any of the accounting principles followed by it or the method of applying such principles, except as described on Schedule 5.6 of the Inbox Disclosure Schedule;

                        (w) Inbox has not made a change in any of its banking or safe deposit arrangements;

                        (x) Inbox has not entered into any transaction other than in the Ordinary Course of Business; and

                        (y) Inbox has not committed to any of the foregoing.

                5.10 Undisclosed Liabilities. Except as set forth in Schedule
5.10 of the Inbox Disclosure Schedule, Inbox has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of Inbox, except for (i) liabilities set forth on the Most Recent Balance Sheet and (ii) liabilities which have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business.

                5.11 Legal Compliance. Inbox has complied in all respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). To the knowledge of Inbox, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced by or against, or received by, any governmental body alleging any failure to so comply. Inbox has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of Inbox as they are presently conducted.

                5.12 Tax Matters.

                        (a) For purposes of this Agreement, "TAXES" means all federal, state, municipal, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on the income, payroll, properties or operations of Inbox, together with any interest, additions or penalties, deficiencies or assessments with respect thereto and any interest in respect of such additions or penalties.

                        (b) Inbox has filed all reports and returns with respect to any Taxes ("TAX RETURNS") that it was required to file, except as disclosed in Section 5.12 of the Inbox Disclosure Schedule. All such Tax Returns were correct and complete in all material respects, and no such Tax Returns are currently the subject of audit. All Taxes owed by Inbox (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements, except any state Taxes (other than California related Taxes) which are not individually or in the aggregate material to Inbox. Inbox has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. Inbox is not currently the beneficiary of any extension of time within which to file any Tax Return, and Inbox has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                        (c) There is no dispute or claim concerning any Tax liability of Inbox either (A) claimed or raised by any authority in writing or
(B) based upon personal contact with any agent of such authority. There are no tax liens of any kind upon any property or assets of Inbox, except for inchoate liens for taxes not yet due and payable.

                        (d) Inbox has not filed a consent under Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE") concerning collapsible corporations. Inbox has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. Inbox has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Inbox is not a party to any tax allocation or sharing agreement. Inbox (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "AFFILIATED GROUP") filing a consolidated federal Income Tax Return and (B) has no any liability for the taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                        (e) The unpaid Taxes of Inbox (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Inbox in filing its Tax Returns.

                5.13 Properties.

                        (a) Inbox does not currently own and has never previously owned any real property.

                        (b) Section 5.13 of the Inbox Disclosure Schedule lists and describes briefly all real property leased or subleased to Inbox. Inbox has made available to Aspec correct and complete copies of the leases and subleases listed in Section 5.13 of the Inbox Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 5.13 of the Inbox Disclosure Schedule to the knowledge of Inbox:

                                (i) the lease or sublease is legal, valid,
binding, enforceable, and in full force and effect in all respects;

                                (ii) no party to the lease or sublease is in
breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                (iii) no party to the lease or sublease has
repudiated any provision thereof;

                                (iv) there are no disputes, oral agreements, or
forbearance programs in effect as to the lease or sublease:

                                (v) Inbox has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                                (vi) all facilities leased or subleased
thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations.

                5.14 Intellectual Property.

                        (a) To the knowledge of Inbox, Inbox has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties. Inbox has not received since its inception any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Inbox must license or refrain from using any Intellectual Property rights of any third party), except as disclosed in Section 5.14 of the Inbox Disclosure Schedule. To the knowledge of Inbox, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of Inbox. Each employee of Inbox has signed an invention assignment and/or confidentiality agreement with Inbox that provides that any Intellectual Property developed by such employee while employed by Inbox is the sole property of Inbox.

                        (b) Section 5.14(b) of the Inbox Disclosure Schedule identifies (i) all Intellectual Property owned by Inbox including all trade secrets relating to its products and (ii) each patent or registration which has been issued to Inbox or any Affiliate of Inbox with respect to any of the Intellectual Property used in Inbox's business, (iii) each pending patent application or application for registration which Inbox or any Affiliate of Inbox has made with respect to any of the Intellectual Property used in Inbox's business, and (iv) each material license, agreement, or other permission which Inbox or any Affiliate of Inbox has granted to any third party with respect to any of the Intellectual Property used in Inbox's business (together with any exceptions). Inbox has made available to Aspec correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 5.14(b) of the Inbox Disclosure Schedule also identifies (i) each trade name or unregistered trademark used by Inbox or any Affiliate of Inbox which is material to the business of Inbox and
(ii) each unregistered copyright or trade secret owned by Inbox or any Affiliate of Inbox with respect to Intellectual Property which is material to the business of Inbox. With respect to each item of Intellectual Property required to be identified in Section 5.14(b) of the Inbox Disclosure Schedule:

                                (i) Inbox possesses all right, title, and
interest in and to the item of Intellectual Property, free and clear of any Security Interest (except as disclosed in Section 5.8 of the Inbox Disclosure Schedule), license or other restriction;

                                (ii) the item of Intellectual Property is legal
and valid and in full force and effect and is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                (iii) no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Inbox, threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

                                (iv) Inbox has never agreed to indemnify any
Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, except pursuant to the contracts set forth in
Section 5.17 of the Inbox Disclosure Schedule.

                        (c) Section 5.14(c) of the Inbox Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Inbox uses pursuant to license, sublicense, agreement, or permission. Inbox has made available to Aspec correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
Section 5.14(c) of the Inbox Disclosure Schedule:

                                (i) the license, sublicense, agreement or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                                (ii) no party to the license, sublicense,
agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                                (iii) no party to the license, sublicense,
agreement, or permission has repudiated any provision thereof; and

                                (iv) Inbox has not granted any sublicense or
similar right with respect to the license, sublicense, agreement, or permission.

                5.15 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Inbox owns and leases are free to the knowledge of Inbox from material defects (patent and latent) and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

                5.16 Inventory. In all material respects, all of the inventory of Inbox and any supplies, manufactured and processed parts, work in process or finished goods, is usable, merchantable and fit for the purpose for which it was procured or manufactured, and none of such inventory is slow-moving, obsolete, damaged, or defective, subject to adjustments for operations and transactions through the Closing Date in accordance with the past custom and practice of Inbox.

                5.17 Contracts. Section 5.17 of the Inbox Disclosure Schedule lists the following contracts, agreements, commitments and other arrangements to which Inbox is a party or by which Inbox or any of its assets is bound:

                        (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person or license of any software or Intellectual Property which involves the payment by or to Inbox of more than $25,000 per year;

                        (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

                        (c) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors which involves the payment by Inbox of more than $25,000 per year;

                        (d) any agreement concerning a partnership or joint venture;

                        (e) any agreement (or group of related agreements) under which Inbox has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $25,000 or under which a Security Interest has been imposed on any of its assets, tangible or intangible;

                        (f) any agreement concerning noncompetition or restraint of trade or any agreement on currently active projects which involves confidentiality;

                        (g) any agreement with any Inbox shareholder or any of such shareholder's Affiliates (other than Inbox) or with any Affiliate of Inbox;

                        (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

                        (i) any collective bargaining agreement;

                        (j) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

                        (k) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                        (l) any agreement pursuant to which Inbox is obligated to provide services, maintenance, support or training which involves payments to Inbox of more than $50,000 per year;

                        (m) any standard form agreement used by Inbox, including, but not limited to, any purchase order, statement of standard terms and conditions of sale, or employment offer letter; and

                        (n) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 or which is expected to continue for more than twelve (12) months from the date hereof (or, in the case of maintenance contracts, in excess of $50,000) and which is expected to continue for more than twelve (12) months from the date hereof.

Inbox has made available to Aspec a correct and complete copy of each written agreement listed in Section 5.17 of the Inbox Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.17 of the Inbox Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects against Inbox and the other parties thereto; (B) Inbox is not and, to the knowledge of Inbox, no other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) Inbox has not and, to the knowledge of Inbox, no other party has repudiated any provision of the agreement; and (D) Inbox does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a loss to any of Inbox.

                5.18 Notes and Accounts Receivable. All notes and accounts receivable of Inbox, all of which are reflected properly on the books and records of Inbox in all material respects, are (i) valid receivables subject to no setoffs, defenses or counterclaims, and are current and collectible, except to the extent of the reserve for bad debts set forth in the most recent balance sheet contained in the Most Recent Financial Statements, and (ii) will be collected in accordance with their terms at their recorded amounts, subject only to such reserve for bad debts and adjustments for operations and transactions through the Closing Date in accordance with the past custom and practice of Inbox.

                5.19 Power of Attorney. Except as set forth in Schedule 5.19 of the Inbox Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Inbox.

                5.20 Insurance. Inbox has made available to Aspec copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Inbox is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received) with respect to Inbox and, to the knowledge of Inbox, the other parties thereto; (B) neither Inbox nor, to the knowledge of Inbox, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) neither Inbox nor, to the knowledge of Inbox, any other party to the policy has repudiated any provision thereof; and (D) there has been no failure by Inbox to give any notice or present any claim under the policy in due and timely fashion. Section 5.20 of the Inbox Disclosure Schedule describes any self-insurance arrangements presently maintained by Inbox.

                5.21 Litigation. Section 5.21 of the Inbox Disclosure Schedule sets forth each instance in which Inbox (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Inbox, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the knowledge of Inbox, there are no facts or circumstances which would form the basis of any claim against Inbox.

                5.22 Product Warranty. All of the services performed and products licensed, manufactured, sold, leased, and delivered by Inbox have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and, Inbox has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $25,000. Section 5.22 of the Inbox Disclosure Schedule includes copies of the standard terms and conditions of license for Inbox (containing applicable guaranty, warranty, and indemnity provisions).

                5.23 Product Liability. To the knowledge of Inbox, Inbox has no material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product licensed, manufactured, sold, leased, or delivered by Inbox.

                5.24 Employees. No executive, key employee, or significant group of employees has advised any executive officer of Inbox that he, she or they plan to terminate employment with Inbox during the next six (6) months. Inbox is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To the knowledge of Inbox, Inbox has not committed any unfair labor practice. To the knowledge of Inbox, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Inbox.

                5.25 Employee Benefits.

                        (a) Section 5.25(a) of the Inbox Disclosure Schedule lists each Employee Benefit Plan that Inbox maintains or to which Inbox contributes or is obligated to contribute.

                                (i) Each such Employee Benefit Plan (and each
related trust, or fund established by Inbox) complies in form and in operation in all material respects with their terms, the applicable requirements of ERISA, the Code, and other applicable laws.

                                (ii) All required reports and descriptions
(including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Code Sec. 4980B have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. No event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject Inbox to any tax under Code Sections 4972, 4976 or 4979 or to a fine under ERISA Sections 502(i) or 502(l).

                                (iii) All contributions, premiums or other
payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due shall been paid to each such Employee Benefit Plan or shall be accrued in accordance with the custom and practice of Inbox.

                                (iv) Each such Employee Benefit Plan which is an
Employee Pension Benefit Plan and which is intended to qualify under Code Sec. 401(a), has received a favorable determination letter from the Internal Revenue Service with respect to the qualification of the plan under Code Section 401(a) and the exemption of any corresponding trust under Code Section 501, unless the Internal Revenue Service is deemed to have approved the form of such Plan under applicable IRS Revenue Procedures. A copy of such determination letters have been made available to Aspec and nothing has occurred since the date of each such determination letter that would cause such Employee Pension Benefit Plan to lose its ability to rely on such letter. Each Employee Pension Benefit Plan has been restated to comply with the 1986 Tax Reform Act and subsequent applicable tax legislation to the extent required by governing tax law. A copy of any determination letters applicable to such restatement which have been received by Inbox has been made available to Aspec.

                                (v) Neither Inbox nor any other Person or entity
under common control with Inbox within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder has now or at any previous time, maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Employee Welfare Benefit Plan or other Employee Benefit Plan providing welfare benefits is funded with a trust or other funding vehicle, other than insurance policies or contracts with a health maintenance organization or similar health care delivery entity.

                                (vi) Inbox has made available to Aspec correct
and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if any, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each maintained Employee Benefit Plan. The terms of any such documentation or other communication do not prohibit Aspec from amending or terminating any such Employee Benefit Plan.

                        (b) With respect to each Employee Benefit Plan that Inbox, and/or any controlled group of corporations within the meaning of Code Sec. 1563 (a "CONTROLLED GROUP OF CORPORATIONS") which includes Inbox, maintains or ever has maintained or to which any of them contributes, ever contributed, or ever has been required to contribute:

                                (i) There have been no prohibited transactions
within the meaning of ERISA Sec 406 and Code Sec. 4975 with respect to any such Employee Benefit Plan. No fiduciary within the meaning of ERISA Sec. 3(21) (a "FIDUCIARY"), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

                        (c) Except as disclosed in Schedule 5.25(c) of the Inbox Disclosure Schedule, Inbox does not maintain or contribute to, has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan or any other Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B or Part 6 of Subtitle B of Title I of ERISA).

                        (d) There is no material liability in connection with any Employee Benefit Plan that is not fully disclosed or provided for on the Most Recent Balance Sheet for which disclosure would be required under generally accepted accounting principles.

                        (e) No Employee Benefit Plan or Inbox has any material liability to any plan participant, beneficiary or other person by reason of the payment of benefits or the failure to pay benefits with respect to benefits under or in connection with any such Employee Benefit Plan, other than claims in the normal administration of such plans.

                5.26 Guaranties. Inbox is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

                5.27 Environment, Health, and Safety.

                        (a) For purposes of this Agreement, the following terms have the following meanings:

                "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

                "EXTREMELY HAZARDOUS SUBSTANCE" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

                "HAZARDOUS MATERIAL" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

                        (b) To the knowledge of Inbox, each of Inbox and its predecessors and Affiliates (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

                        (c) To the knowledge of Inbox, Inbox has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of Inbox and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                        (d) To the knowledge of Inbox, no Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of Inbox and its predecessors and Affiliates.

                        (e) To the knowledge of Inbox, no Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of Inbox and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

                5.28 Certain Business Relationships With Inbox. None of the Majority Shareholders nor Inbox nor any director or officer of Inbox, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Inbox.

                5.29 No Adverse Developments. To the knowledge of Inbox, there is no development (exclusive of general economic factors affecting business in general) or threatened development affecting Inbox (or affecting customers, suppliers, employees, and other Persons which have relationships with Inbox) that (i) is having or is reasonably likely to have a Material Adverse Effect on Inbox, or (ii) would prevent Aspec from conducting the business of the Surviving Corporation following the Closing in the manner in which it was conducted or planned to be conducted by Inbox prior to the Closing.

                5.30 Full Disclosure. No representation or warranty in this
Section 5 or in any document delivered by the Majority Shareholders or Inbox pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Aspec pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state any fact necessary to make any statement herein or therein in light of the circumstances under which they were made not materially misleading. There is no fact, development or threatened development (excluding general economic factors affecting business in general known to Inbox) which Inbox has not disclosed to Aspec and which is having or may have a Material Adverse Effect on Inbox. Inbox has made available to Aspec true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Inbox Disclosure Schedule.

        6. Representations and Warranties of Aspec. Aspec represents and warrants to Inbox that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6), except as set forth in the disclosure schedule delivered by Aspec to Inbox on the date hereof (and initialed by Aspec and Inbox), a copy of which is attached hereto as Exhibit D (referred to herein as the "ASPEC DISCLOSURE SCHEDULE"). The Aspec Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 6.

                6.1 Organization, Qualification, and Corporate Power. Aspec is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Aspec is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. Aspec has full corporate power and authority, and has all necessary and material licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

                6.2 Authorization. Aspec has full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of Aspec are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement and the transactions contemplated hereby have been approved by the unanimous vote of Aspec's Board of Directors. This Agreement constitutes, the valid and legally binding obligation of Aspec enforceable against Aspec in accordance with its terms and conditions. Aspec need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                6.3 Capitalization.

                        (a) As of August 31, 1999, the authorized capital stock of Aspec consisted of (i) 75,000,000 shares of Common Stock, of which 27,680,886 shares were issued and outstanding, (ii) 5,000,000 shares of undesignated preferred stock, none of which were issued and outstanding, and (iii) an aggregate of approximately 2,773,150 shares subject to outstanding options or reserved for issuance pursuant to Aspec's employee and director stock plans. All of the outstanding shares of Aspec's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this
Section 6.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Aspec or obligating Aspec to issue or sell any shares of capital stock of, or other equity interests in, Aspec. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, all of which are held of record by Aspec.

                        (b) The shares of Aspec Common Stock to be issued pursuant to Section 3.1 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof will be validly issued, fully paid and nonassessable.

                6.4 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Aspec is subject or any provision of its Certificate of Incorporation or bylaws, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Aspec is a party or by which it is bound or to which any of its assets is subject.

                6.5 SEC Filings. Aspec has filed all forms, reports and documents required to be filed with the SEC since April 1, 1998, and has made available to Inbox such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Aspec may file subsequent to the date hereof and prior to the Closing Date) are referred to herein as the "ASPEC SEC REPORTS". As of their respective dates, the Aspec SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Aspec SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Aspec's subsidiaries is required to file any forms, reports or other documents with the SEC.

                6.6 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Aspec SEC Reports (the "ASPEC FINANCIALS"), including any Aspec SEC Reports filed after the date hereof and prior to the Closing Date, (i) compiled as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Aspec and its subsidiaries as at the respective dates thereof and the consolidated results of Aspec's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Aspec contained in Aspec SEC Form 10Q Report as of August 31, 1999 is hereinafter referred to as the "ASPEC BALANCE SHEET."

                6.7 Litigation. Section 6.7 of the Aspec Disclosure Schedule sets forth each instance in which Aspec (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Aspec, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                6.8 No Adverse Developments. To the knowledge of Aspec, there is no development (exclusive of general economic factors affecting business in general) or threatened development affecting Aspec (or affecting customers, suppliers, employees, and other Persons which have relationships with Aspec) that (i) is having or is reasonably likely to have a Material Adverse Effect on Aspec, or (ii) would prevent Aspec from conducting its business following the Closing in the manner in which it was conducted or planned to be conducted by Aspec prior to the Closing.

        7. Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement in accordance with Section 11 hereof and the Effective Time of the Merger:

                7.1 General. Each of the Parties will use their reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

                7.2 Notices and Consents. Except as otherwise agreed to by Aspec, Inbox will give any notices to third parties and will use its reasonable best efforts to obtain any third party consents that are required in connection with the matters identified in Section 5.4 of the Inbox Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Section 5.4 of the Inbox Disclosure Schedule.

                7.3 Conduct of Business. Inbox will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Inbox will not (a) issue or sell, or contract to issue or sell, any shares of its capital stock or that of any of its subsidiaries or any securities convertible into to exchangeable for shares of capital stock of it or any of its subsidiaries, or securities, warrants, options or rights to purchase any of the foregoing (other than shares issued upon exercise of outstanding options or upon the conversion of outstanding convertible securities described on the Inbox Disclosure Schedule), (b) purchase or redeem any shares of its capital stock (other than pursuant to Inbox's option and other employee benefit plans), (c) declare or pay any dividends or agree to make any other distribution with respect to any shares of its capital stock, (d) amend its Articles of Incorporation or Bylaws, or (e) enter into or propose to enter into an agreement with any other person providing for the possible acquisition by it or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) of any material portion of the capital stock or assets of another entity. In addition, Inbox will comply with all laws, statutes, ordinances, rules, regulations and orders applicable to it or to the conduct of its business, except for violations that could not subject Inbox to a penalty or loss that could constitute a Material Adverse Effect on Inbox.

                7.4 Preservation of Business. Inbox will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees. Aspec will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

                7.5 Access to Information. Inbox will permit Aspec and its representatives to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Inbox, to the business and operations of Inbox. Neither such access, inspection and furnishing of information to Aspec and its representatives, nor any investigation by Aspec and its representatives, shall in any way diminish or otherwise effect Aspec's right to rely on any representation or warranty made by Inbox or the Majority Shareholders hereunder. Aspec will permit Inbox and its representatives to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Aspec, to the business and operations of Aspec. Neither such access, inspection and furnishing of information to Inbox and its representatives, nor any investigation by Inbox and its representatives, shall in any way diminish or otherwise effect Inbox's right to rely on any representation or warranty made by Aspec hereunder.

                7.6 Notice of Developments. Each Party will give prompt written notice to the others of any adverse development causing a material breach of any of its own representations and warranties in Section 5 or Section 6 above. No disclosure by any Party pursuant to this Section 7.6, however, shall be deemed to amend or supplement the Inbox Disclosure Schedule or the Aspec Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                7.7 Exclusivity. From and after the date hereof through the date which is forty-five (45) days following the date hereof, without the prior written consent of Aspec, neither Inbox, the Majority Shareholders nor any of Inbox's other officers, directors, shareholders, agents or

Affiliates shall, directly or indirectly, (a) solicit, conduct discussions with or engage in negotiations with any person, other than Aspec, relating to the possible acquisition of Inbox or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to Inbox or any of its subsidiaries to any person, other than Aspec, relating to the possible acquisition of Inbox or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (c) enter into an agreement with any person, other than Aspec, providing for the acquisition of Inbox or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Inbox or any of it subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Aspec, (e) enter into any agreement with any person, other than Aspec, providing for any extension of credit (other than trade credit in the ordinary course of business) or other debt investment in Inbox, or (f) enter into any additional agreement for the licensing or distribution of products, technology, or intellectual property of Inbox (other than in the ordinary course of business), whether now existing or hereafter created. In addition to the foregoing, if Inbox or any of its subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to any of the above, Inbox shall immediately notify Aspec thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be. From and after the date hereof until the first to occur of the Closing of the Merger or the termination of this Agreement pursuant to Section 11 hereof, none of the Majority Shareholders will transfer or offer to transfer any of their Inbox Common Stock except to Aspec pursuant to the Merger.

                7.8 Break up Loan. In the event that this Agreement is terminated pursuant to Section 11.(b) or 11.1(c), then Aspec agrees to loan Inbox the sum of one million one hundred seventy thousand dollars ($1,170,000) at the prime rate as determined by U.S. Bank (the "Aspec Loan"). The Aspec Loan may be drawn down in monthly increments starting with a monthly amount of $225,000, increasing each month over the term of the Aspec Loan by 125% over the previous month's amount. The Aspec Loan together with all accrued interest shall be due and payable on the first occurrence of either: (a) one year from the date of the Aspec Loan, or (b) within thirty (30) days of Inbox securing additional financing. In the alternative, and at Aspec's option, Aspec agrees to guarantee with funds on deposit a loan between U.S. Bank and Inbox in the amount of one million five hundred thousand dollars ($1,500,000) at the prime rate as determined by U.S. Bank (the "Bank Loan"), and Aspec agrees that such guarantee will not be withdrawn during the term of the Bank Loan. If Aspec chooses to guarantee the Bank Loan by Inbox, then Inbox shall repay Aspec the three hundred thirty thousand dollar ($330,000) loan previously provided to Inbox by Aspec, together with all accrued interest, within ten (10) days of the Bank Loan guarantee date.

        In the event that this Agreement is terminated pursuant to Section 11.1(b), then Inbox agrees that any monies loaned or guaranteed to Inbox by Aspec, including accrued interest, may be converted into Inbox preferred stock, at Aspec's option, at $0.35 per share or the most recent prior purchase price, whichever is lower, at the same terms and conditions as Inbox's Series A preferred stock.

        8. Post-Closing Covenants. With respect to the period following the Effective Time of the Merger:

                8.1 General. In case at any time after the Effective Time of the Merger any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).

                8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time of the Merger involving Inbox or the Majority Shareholders or (B) arising out of Aspec's operation of the business of the Surviving Corporation following the Effective Time of the Merger in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the party, its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10 below).

                8.3 Transition. None of the Majority Shareholders (as long as such Majority Shareholder remains an Aspec stockholder or employee) will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Inbox from maintaining the same business relationships with the Surviving Corporation after the Effective Time of the Merger as it maintained with Inbox prior to the Effective Time of the Merger.

                8.4 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential.

                8.5 Inbox Employees. Upon the Effective Date of the Merger, all employees of Inbox shall be offered employment with the Surviving Corporation. All employees of Inbox that are employees of the Surviving Corporation following the Closing shall execute Aspec's standard form of employee confidentiality and inventions assignment agreement.

        9. Conditions to Obligations.

                9.1 Conditions to Aspec's Obligation to Close. The obligations of Aspec to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                        (a) the representations and warranties of Inbox and the Majority Shareholders set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                        (b) Inbox and the Majority Shareholders shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                        (c) Inbox shall have obtained such of the third party consents listed on Section 5.4 of the Inbox Disclosure Schedule as may be mutually agreed to by Aspec and Inbox;

                        (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator (other than such an action initiated by Aspec or Merger Sub) wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of Aspec or Merger Sub to control Inbox following the Effective Time of the Merger, and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (A), (B) or (C) of this Section 9.1(d) to occur.

                        (e) the President of Inbox and the Majority Shareholders shall have delivered to Aspec a certificate to the effect that each of the conditions specified above in Section 9.1(a) to 9.1(d) (inclusive) is satisfied in all material respects;

                        (f) No Material Adverse Effect shall have occurred with respect to Inbox;

                        (g) this Agreement and the Merger shall have been approved by the vote of the holders of a majority of the outstanding shares of each of the Common Stock and Preferred Stock of Inbox, voting as separate classes;

                        (h) Anmin Tseng, John Kuta, Charles Olson and Earle Goodman shall have accepted employment with the Surviving Corporation, and each of Anmin Tseng, Charles Olson and John Kuta shall have executed and delivered an Employment Agreement in the form attached hereto as Exhibit E, Exhibit F and Exhibit G, respectively; and

                        (i) Aspec may waive any condition (in whole or in part) specified in this Section 9.1 if it executes a writing so stating at or prior to the Closing; provided, however, that Aspec shall have no right to request indemnification pursuant to Section 10 of this Agreement or otherwise make a claim for damages under this Agreement with respect to any breach of Inbox's or the Majority Shareholders' representations, warranties or covenants hereunder if such breach caused a condition to closing set forth in this Section 9.1 of the Agreement to be unsatisfied and such condition is expressly waived by Aspec.

                9.2 Conditions to Inbox's Obligation. The obligation of Inbox and the Majority Shareholders to consummate the transactions to be performed by each of them in connection with the Closing is subject to satisfaction of the following conditions:

                        (a) the representations and warranties of Aspec set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

                        (b) Aspec shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                        (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator (other than such an action initiated by Inbox or any of the Majority Shareholders) wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                        (d) the Chief Executive Officer or other duly authorized officer of Aspec shall have delivered to Inbox a certificate to the effect that each of the conditions specified above in Section 9.2(a) to 9.2(c) (inclusive) is satisfied in all material respects;

                        (e) and Aspec and each of Anmin Tseng, Charles Olson and John Kuta shall have executed and delivered an Employment Agreement in the form attached hereto as Exhibit E, Exhibit F and Exhibit G, respectively;

                        (f) No Material Adverse Change shall have occurred with respect to Aspec; and

                        (g) Inbox and the Majority Shareholders may waive any condition (in whole or in part) specified in this Section 9.2 if Inbox and the Majority Shareholders execute a writing so stating at or prior to the Closing; provided, however, that Inbox and the Majority Shareholders shall have no right to request indemnification pursuant to Section 10 of this Agreement or otherwise make a claim for damages under this Agreement with respect to any breach of Aspec's representations, warranties or covenants hereunder if such breach caused a condition to closing set forth in this Section 9.2 of the Agreement to be unsatisfied and such condition is expressly waived by Inbox and the Majority Shareholders.

        10. Survival of Representations, Warranties and Covenants; Escrow.

                10.1 Survival of Representations and Warranties. All covenants of Inbox and the Majority Shareholders to be performed prior to the Effective Time, and all representations and warranties of Inbox and the Majority Shareholders in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve (12) months from the Effective Time. Following the Effective Time, the remedies of Aspec for breach of any of the foregoing shall be as set forth in Section 10.2. All representations, warranties and covenants of

Aspec in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve (12) months from the Effective Time.

                10.2 Escrow Arrangements.

                        (a) Escrow Fund. As soon as practicable after the Effective Time, 600,000 shares of Aspec Common Stock which comprise the Escrow Amount, without any act of any Inbox Shareholder, will be deposited with an escrow agent selected by Aspec (which shall be reasonably acceptable to Inbox) as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at a cost and expense to be borne by Aspec. The portion of the Escrow Amount contributed on behalf of each holder of Inbox Common Stock shall be in proportion to the aggregate Merger Consideration which such holder would otherwise be entitled under Section 3.1. The Escrow Agent shall not be responsible for confirming that the shares contributed to the Escrow Fund comprise the Escrow Amount or that the portion contributed on behalf of each holder of Inbox Common Stock is in the proper proportion, which determination shall be made by Aspec. The Escrow Fund shall be available to compensate Aspec and its Affiliates for any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding to the extent of the amount of such actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses or fees (collectively "LOSSES") that Aspec or any of its Affiliates has incurred by reason of the breach by Inbox or the Majority Shareholders of any representation, warranty, covenant or agreement of Inbox or the Majority Shareholders contained herein, or by reason of any misrepresentation by Inbox or the Majority Shareholders made herein. Aspec, Inbox and the Majority Shareholders each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger Consideration. Resort to the Escrow Fund shall be the exclusive remedy of Aspec and its Affiliates against Inbox or any of its directors, officers, representatives, agents or shareholders or the Majority Shareholders for any such breaches and misrepresentations if the Merger does close. Notwithstanding the foregoing, for any claim based upon actual fraud brought during the period twelve (12) months from the Effective Time, Aspec and its Affiliates shall have recourse severally against Inbox or any of its directors, officers, representatives, agents or shareholders or the Majority Shareholders, respectively, in an amount up to the aggregate consideration received by each such individual in the Merger; provided, however, that to the extent Losses exceed such amount, Aspec will be entitled to proceed against the individual assets of Anmin Tseng, John Kuta or Charles R. Olson, respectively, but only to the extent that such actual fraud was committed by such individual, and then only to the extent of the assets of the individual. In addition, notwithstanding the foregoing and except for amounts recoverable pursuant to Section 3.2, Aspec may not receive any Escrow Amounts from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate amount of which exceed $75,000, have been delivered to the Escrow Agent as provided in paragraph (e). In such case Aspec may recover from the Escrow

Fund the total of its Losses including the first 75,000 provided that Aspec shall use its reasonable efforts to mitigate its Losses hereunder.

                        (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing for twelve (12) months (the "ESCROW PERIOD"). At the expiration of the Escrow Period a portion of the Escrow Fund shall be released from Escrow to the appropriate persons who, prior to the Merger, were Inbox Shareholders, in an amount equal to the initial Escrow Fund less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to Aspec pursuant to this Section 10 and (ii) an amount equal to such portion of the Escrow Fund which, in the reasonable judgment of Aspec, subject to the objection of the Agent (as defined below) and the subsequent arbitration of the matter in the manner provided in Section 10.2(f) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of Aspec and Agent (as defined below) or the written decision of the arbitrators as described in Section 10.2(f)), the Escrow Agent shall deliver to the appropriate persons who, prior to the Merger, were Inbox Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the shareholders of Inbox pursuant to this Section 10.2(b) and 10.2(d)(iii) shall be made in proportion to their respective original contributions to the Escrow Fund, as calculated by the Agent (as defined below).

                        (c) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Aspec and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                        (d) Distributions; Voting; Claims Upon Escrow Fund.

                                (1) Any shares of Aspec Common Stock or other
equity securities issued or distributed by Aspec (including shares issued upon a stock split) ("NEW SHARES") in respect of Aspec Common Stock in the Escrow Fund which have not been released from the Escrow Fund, shall be added to the Escrow Fund and become a part thereof. Any cash dividends paid on Aspec Common Stock in the Escrow Fund, shall be paid to the persons who, prior to the Merger, were shareholders in accordance with their respective contributions to the Escrow Fund. New Shares issued in respect of Aspec Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof.

                                (2) Each person who, prior to the Merger was a
shareholder of Inbox shall have voting rights with respect to the shares of Aspec Common Stock contributed to the Escrow Fund on behalf of such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Aspec Common Stock) so long as such shares of Aspec Common Stock or other voting securities are held in the Escrow Fund.

                                (3) Upon receipt by the Escrow Agent at any time
on or before the last day of the Escrow Period of a certificate signed by any officer of Aspec (an "OFFICER'S CERTIFICATE"): (A) stating that Aspec has incurred and paid or properly accrued Losses, or reasonably anticipates that it may have to pay or accrue Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was incurred and paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, and (C) indicating the number of shares of Aspec Common Stock to be disbursed to Aspec out of the Escrow Fund, the Escrow Agent shall, subject to the provisions of Section 10.2(e) hereof, deliver to Aspec out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses.

                                (4) For the purposes of determining the number
of shares of Aspec Common Stock to be disbursed to Aspec out of the Escrow Fund, the shares of Aspec Common Stock shall be valued at the Fair Market Value of such shares. For purposes hereof, the "FAIR MARKET VALUE" of the Aspec Common Stock shall be determined by using the average closing price of the Aspec Common Stock as reported in the Wall Street Journal, for the ten (10) consecutive trading days ending five (5) days prior to the date that the shares of Aspec Common Stock are disbursed to Aspec out of the Escrow Fund.

                        (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Agent (as defined in Section 10.2(g)), and for a period of thirty (30) days after such delivery the Escrow Agent shall make no delivery to Aspec of any Escrow Amount specified in such Officer's Certificate unless the Escrow Agent shall have received written authorization from the Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with such Officer's Certificate and Section 10.2(d) hereof, provided that no such payment or delivery may be made if the Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

                        (f) Resolution of Conflicts; Arbitration.

                                (i) In case the Agent shall so object in writing
to any claim or claims made in any Officer's Certificate, the Agent and Aspec shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Agent and Aspec should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

                                (ii) If no such agreement can be reached after
good faith negotiation, either Aspec or the Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Aspec and the

Agent shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The arbitrators shall, within ten (10) business days after the last day of any hearings on any motion, issue a definitive ruling on such motion. The arbitrators shall also, within twenty (20) business days from the last day of any hearings regarding the imposition of sanctions or the issuance of any awards, issue a definitive ruling on the imposition of any such sanctions or the issuance of any such award in such arbitration. The arbitrators shall also establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in
Section 10.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. In the event that the Escrow Agent has not received evidence of resolution under either Section 10.2(f)(i) or this Section 10.2(f)(ii), Escrow Agent shall continue to hold the Escrow Funds in accordance herewith.

                                (iii) Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. Each party to any arbitration pursuant to this Section 10.2(f) shall pay its own expenses; the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by Aspec, on the one hand and the Majority Shareholders, on the other. Neither the expenses that the Agent incurs in the course of any arbitration pursuant to this Section 10.2(f) nor the Agent's portion of the fees of the arbitrators or the administrative fees for the American Arbitration Association shall be deducted from any amounts held in the Escrow Fund.

                        (g) Agent of the Shareholders; Power of Attorney.

                                (i) In the event that the Merger is approved by
the Inbox Shareholders, effective upon such vote, and without further act of any shareholder, Anmin Tseng is appointed as agent and attorney-in-fact (together, the "AGENT") for each Inbox Shareholder on whose behalf shares were deposited into escrow, for and on behalf of shareholders of Inbox, to give and receive notices and communications, to authorize delivery to Aspec of shares from the Escrow Fund in satisfaction of claims by Aspec, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing. Such agency may be changed by the Inbox Shareholders from time to time upon not less than thirty
(30) days' prior written notice to Aspec and Escrow Agent; provided that the Agent may not be removed unless holders of a two-thirds interest of the Escrow Amount in the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Agent, and the Agent shall not receive compensation for his or her services. Notices or communications to or from the Agent shall constitute notice to or from each of the shareholders of Inbox.

                                (ii) The Agent shall not be liable for any act
done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The shareholders of Inbox on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Agent and hold the Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of the Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Agent.

                        (h) Actions of the Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all the shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Escrow Agent and Aspec may rely upon any such decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each every such shareholder of Inbox. The Escrow Agent and Aspec are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent.

                        (i) Third-Party Claims. In the event Aspec becomes aware of a third-party claim which Aspec believes may result in a demand against the Escrow Fund, Aspec shall notify the Agent of such claim, and the Agent and the shareholders of Inbox who have monies in the escrow shall be entitled, at their expense, to participate in any defense of such claim. Aspec shall have the right in its sole discretion to settle any such claim; provided, however, that Aspec shall not settle any such claim without the prior written consent of Agent, which consent shall not be unreasonably withheld; provided, further, that except with the consent of the Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Agent has consented to any such settlement, the Agent shall have no power or authority to object under any provision of this
Section 10 to the amount of any claim by Aspec against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

                        (j) Escrow Agent's Duties.

                                (i) The Escrow Agent shall be obligated only for
the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Aspec and the Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                                (ii) The Escrow Agent is hereby expressly
authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                                (iii) The Escrow Agent shall not be liable in
any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                                (iv) The Escrow Agent shall not be liable for
the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                                (v) The Escrow Agent may resign as Escrow Agent
at any time with or without cause by giving at least thirty (30) days' prior written notice to each of Aspec and the Agent, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Aspec and Agent may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or any state thereof having a combined capital and surplus of not less than $100,000,000, shall be appointed by Aspec with the approval of Agent, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to Aspec and the Agent a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

        11. Termination.

                11.1 Termination of the Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

                        (a) Aspec and Inbox may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing.

                        (b) Aspec may terminate this Agreement by giving written notice to Inbox and the Majority Shareholders at any time prior to the Closing
(A) in the event either of Inbox or the Majority Shareholders has materially breached any representation, warranty, or covenant contained in this Agreement and Aspec has notified Inbox and the Majority Shareholders of the breach or (B) if the Closing shall not have occurred on or before November 30, 1999, by reason of the failure of any condition precedent under Section 9.1 hereof (unless the failure results primarily from Aspec itself materially breaching any representation, warranty, or covenant contained in this Agreement). For purposes of clause 11.1(b)(A) above, a breach shall be deemed material if it results or is reasonably expected to result in an adverse change causing a loss to Inbox of $500,000 or more.

                        (c) Inbox may terminate this Agreement by giving written notice to Aspec at any time prior to the Closing (A) in the event Aspec has materially breached any representation, warranty, or covenant contained in this Agreement and Inbox has notified Aspec of the breach, or (B) if the Closing shall not have occurred on or before November 30, 1999, by reason of the failure of any condition precedent under Section 9.2 hereof (unless the failure results primarily from Inbox or the Majority Shareholders materially breaching any representation, warranty, or covenants contained in this Agreement).

                11.2 Effect of Termination.

                        (a) If any Party terminates this Agreement pursuant to
Section 11 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the Confidentiality Agreement shall survive in accordance with its terms.

        12. Miscellaneous.

                12.1 Publicity. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Aspec and Inbox. Notwithstanding the foregoing, Aspec may disclose the Merger in its filings with the Securities and Exchange Commission to the extent required by applicable securities laws.

                12.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the shareholders of Inbox and their respective successors and permitted assigns.

                12.3 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof (including that certain letter agreement between Aspec and Inbox dated September 17, 1999). Notwithstanding the foregoing, Inbox and Aspec agree that the terms of the Confidentiality Agreement shall remain in effect.

                12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

                12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                12.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                12.7 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one
(1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

      If to Aspec or Merger Sub:

               Aspec Technology, Inc.
               830 East Arques Avenue
               Sunnyvale, California 94086
               Attention: Michael Carroll, President and Chief Executive Officer

      Copy to:

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention:  J. Robert Suffoletta, Esq.

      If to Inbox or the Majority Shareholders:

               Inbox Software, Inc.
               300 Montague Expressway, Suite 150
               Milpitas, California 95035
               Attention:  Charles Olson, President and Chief Executive Officer

      Copy to:

               Tomlison Zisko Morosoli & Maser LLP
               200 Page Mill Road, Second Floor
               Palo Alto, California 94306
               Attention: Richard Judkins, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties written notice of such change in accordance with the above provisions.

                12.8 Governing Law; Dispute Resolution.

                        (a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                        (b) It is the express intention of the Parties to this Agreement to make a good faith effort to resolve, without resort to arbitration, any dispute arising under or related to this Agreement. In the event of a dispute relating to any provision of this Agreement which cannot be resolved promptly by negotiations between the Parties involved directly in the dispute, any Party to the dispute may give the other Party written notice of its intent to arbitrate, as provided in this Section 12.8. No arbitration may commence earlier than thirty (30) days after the delivery of the notice of intent to arbitrate, unless the failure to commence arbitration is reasonably likely to result in some demonstrable harm.

                        (c) The Parties hereto agree that the appropriate and exclusive forum for any disputes among any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby, shall be settled by arbitration in Santa Clara County, California, in accordance with the rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitration panel will consist of three (3) people to be mutually selected by the Parties to the dispute. In the event that the Parties to the dispute cannot agree upon the arbitrators within ten (10) days after the commencement of the arbitration procedures, one (1) arbitrator shall be selected by Aspec, one (1) arbitrator shall be selected by the Majority Shareholders involved in the dispute and one (1) arbitrator shall be selected by the two (2) other arbitrators so designated. The parties further agree, to the extent permitted by law, that final and non-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. The Parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Courts of California and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to the enforcement of any such judgment.

                        (d) In the event of any arbitration proceeding hereunder, the arbitrator(s) shall have the discretion to award the prevailing party reimbursement of all costs and expenses incurred in connection with said action, including reasonable attorney's fees.

                        (e) To the extent that Aspec or the Majority
Shareholders have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Aspec and the Majority Shareholders (as the case may be) hereby irrevocably waive such immunity in respect of its obligations with respect to this Agreement.

                12.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Aspec, Merger Sub, Inbox and the Majority Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

                12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                12.11 Expenses. Each of Aspec, Inbox and the Majority Shareholders will bear its or their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Majority Shareholders will be responsible for (i) any brokers', finders' or advisory fees payable on behalf of Inbox in connection with the Agreement and the transactions contemplated hereby, and (ii) any legal or accounting fees undertaken on behalf of Inbox or the Majority Shareholders in connection with the Agreement and the transactions contemplated hereby in excess of $50,000 which may be paid by Inbox.

                12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                12.13 Incorporation of Exhibits and Schedules. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

        Aspec:                        ASPEC TECHNOLOGY, INC.

                                      By: /s/ MICHAEL CARROLL
                                         ---------------------------------------
                                         Michael Carroll
                                         President and Chief Executive Officer

        Merger Sub:                   ASPEC ACQUISITION FOUR

                                      CORPORATION

                                      By: /s/ CONRAD J. DELL'OCA
                                         ---------------------------------------
                                         Conrad J. Dell'Oca
                                         President

        Inbox:                        INBOX SOFTWARE, INC.

                                      By: /s/ CHARLES R. OLSON
                                         ---------------------------------------
                                         Charles R. Olson
                                         President and Chief Executive Officer

        Majority Shareholders:        /s/ ANMIN TSENG
                                      ------------------------------------------
                                      Anmin Tseng

                                      /s/ JOHN KUTA
                                      ------------------------------------------
                                      John Kuta

                                      /s/ CHARLES R. OLSON
                                      ------------------------------------------
                                      Charles R. Olson


        Preferred Shareholder:        VenCraft, LLC

                                      By: /s/ ROGER FERGUSON
                                         ---------------------------------------
                                         Roger Ferguson, Member



              (AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE)

                                  AMENDMENT TO

                      AGREEMENT AND PLAN OF REORGANIZATION

        This Amendment to the Agreement and Plan of Reorganization (the "AGREEMENT") dated as of November 17, 1999, by and among Aspec Technology, Inc., a Delaware corporation ("ASPEC"), Aspec Acquisition Four Corporation, a California corporation and a wholly-owned subsidiary of Aspec ("MERGER SUB"), Inbox Software, Inc., a California corporation ("INBOX"), Anmin Tseng, John Kuta, and Charles R. Olson (collectively, the "MAJORITY SHAREHOLDERS") and VenCraft, LLC ("PREFERRED SHAREHOLDER") is made as of November 30, 1999 by and among Aspec, Merger Sub, Inbox and the Majority Shareholders (the "PARTIES").

        NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1. Section 2.3 of the Reorganization Agreement is amended to read in its entirety as follows:

        "2.3 Effect of the Merger. At the Effective Time of the Merger, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Inbox (Merger Sub and Inbox are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and Inbox after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Articles of Incorporation of Inbox shall be the Articles of Incorporation of the Surviving Corporation, (iii) the Bylaws of Inbox shall be the Bylaws of the Surviving Corporation, (iv) the directors of Merger Sub shall be the directors of the Surviving Corporation and (v) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law."

     2. Section 11.1 of the Reorganization Agreement is amended to read in its entirety as follows:

        "11.1 Termination of the Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

                (a) Aspec and Inbox may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing.

                (b) Aspec may terminate this Agreement by giving written notice to Inbox and the Majority Shareholders at any time prior to the Closing
        (A) in the event either of Inbox or the Majority Shareholders has materially breached any representation, warranty, or covenant contained in this Agreement and Aspec has notified Inbox and the Majority Shareholders of the breach or (B) if the Closing shall not have occurred on or before December 30, 1999, by reason of the failure of any condition precedent under Section 9.1 hereof (unless the failure results primarily from Aspec itself materially breaching any representation, warranty, or covenant contained in this Agreement). For purposes of clause 11.1(b)(A) above, a breach shall be deemed material if it results or is reasonably expected to result in an adverse change causing a loss to Inbox of $500,000 or more.

                (c) Inbox may terminate this Agreement by giving written notice to Aspec at any time prior to the Closing (A) in the event Aspec has materially breached any representation, warranty, or covenant contained in this Agreement and Inbox has notified Aspec of the breach, or (B) if the Closing shall not have occurred on or before December 30, 1999, by reason of the failure of any condition precedent under Section 9.2 hereof (unless the failure results primarily from Inbox or the Majority Shareholders materially breaching any representation, warranty, or covenants contained in this Agreement)."

     3. Aspec may accomplish the transaction through a Delaware subsidiary rather than a California subsidiary, and all references in the Agreement to Aspec Acquisition Four Corporation, a California corporation, shall be replaced with Aspec Acquisition Five Corporation, a Delaware corporation.

     4. Except as expressly amended herein, the Reorganization Agreement shall remain in full force and effect.

     5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6. This Amendment shall be governed by the laws of the State of California.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

        Aspec:                          ASPEC TECHNOLOGY, INC.

                                        By: /s/ MICHAEL CARROLL
                                           -------------------------------------
                                           Michael Carroll
                                           President and Chief Executive Officer

        Merger Sub:                     ASPEC ACQUISITION FOUR
                                        CORPORATION

                                        By: /s/ CONRAD J. DELL'OCA
                                           -------------------------------------
                                           Conrad J. Dell'Oca
                                           President

        Inbox:                          INBOX SOFTWARE, INC.

                                        By: /s/ CHARLES R. OLSON
                                           -------------------------------------
                                           Charles R. Olson
                                           President and Chief Executive Officer

        Majority Shareholders:          /s/ ANMIN TSENG
                                        ----------------------------------------
                                        Anmin Tseng

                                        /s/ JOHN KUTA
                                        ----------------------------------------
                                        John Kuta

                                        /s/ CHARLES R. OLSON
                                        ----------------------------------------
                                        Charles R. Olson


        Preferred Shareholder:          VenCraft, LLC

                                        By: /s/ ROGER FERGUSON
                                           -------------------------------------
                                           Roger Ferguson, Member